Exhibit 4(c)

ENDORSEMENT

FIXED DOLLAR COST AVERAGING (DCA

SPECIFICATIONS

Minimum Guaranteed Effective Annual Interest Rate             [1.0%]

DCA Transfer Schedule

Monthly Contract Anniversary from Issue Date	Percentage of DCA Account transferred
[1	33 1/3%
2	50%
3	100%]

This endorsement is attached to and made part of the Basic Contract and is subject to all of the applicable provisions of the Basic Contract. In the case of any conflict between the provisions of the Basic Contract and this endorsement, the provisions of this endorsement will control. This endorsement is available as of the Issue Date of the Basic Contract and may not be elected after the Issue Date.

Terms used in this endorsement that are not described below have the meaning ascribed in the Basic Contract to which this endorsement is attached.

DEFINITIONS

Monthly Contract Anniversary - The same date of each calendar month as the Issue Date of the Basic Contract or the last day of a calendar month, if earlier. If a Monthly Contract Anniversary is not also a Valuation Date, for the purposes of this endorsement the Monthly Contract Anniversary will be the next following Valuation Date.

DCA Account - The DCA Account is part of the general account of The Guardian Insurance & Annuity Company, Inc. (GIAC).

DCA Transfer

On each Monthly Contract Anniversary specified in the DCA Transfer Schedule shown in the Specifications section above, we will automatically transfer amounts as indicated in the DCA Transfer Schedule from the DCA Account to the then current allocation options in accordance with your allocation instructions.

Any subsequent Net Premium received while this endorsement is in effect will be applied to the DCA Account. Transfers out of the DCA Account will be on a first-in-first-out basis, that is transfers are deemed to come first from the oldest Net Premium and any interest attributable to that Net Premium.

You may, at any time this endorsement is in effect, request that all amounts in the DCA Account be transferred out of the DCA Account to the then current allocation options in accordance with your allocation instructions. If such a request is made, this endorsement will terminate. Any Net Premiums received on or after the date this endorsement has terminated will be allocated to the allocation options in accordance with your then current allocation instructions.

12-DCA	The Guardian Insurance & Annuity Company, Inc. [Contract Number]

Interest Crediting

We will credit interest on amounts allocated to the DCA Account daily at the Minimum Guaranteed Effective Annual Interest Rate shown in the Specifications section of this endorsement. At our discretion, we may credit interest at a rate in excess of the Minimum Guaranteed Effective Annual Interest Rate. Net Premiums allocated to the DCA Account will earn interest at the greater of the then current interest rate that we are crediting to new allocations to DCA Accounts on the applicable Valuation Date or the Minimum Guaranteed Effective Annual Interest Rate. Such interest rate will be credited until those amounts are transferred out of the DCA Account.

We may declare different interest rates in excess of the Minimum Guaranteed Effective Annual Interest Rate depending on when premium payments are received. This means that amounts allocated to the DCA Account on any designated Valuation Date may be credited with a different rate of interest than the rate previously credited to Net Premiums allocated to the DCA Account on any other Valuation Date. You bear the risk that no interest in excess of the Minimum Guaranteed Effective Annual Interest Rate will be credited.

Termination

This endorsement will terminate on the Valuation Date that all amounts have been transferred out of the DCA Account or, if earlier, on:

•	the Annuity Commencement Date;

•	the date a Transfer or change in allocation instructions under the Basic Contract is received at our Customer Service Office; or

•	the date the Basic Contract is surrendered or terminated.

If this endorsement terminates prior to all amounts being transferred out of the DCA Account, the remaining amount will be immediately allocated to the then current allocation options in accordance with your allocation instructions.

Effective Date

The effective date of this endorsement is the Issue Date of the Basic Contract.

The Guardian Insurance & Annuity Company, Inc.

12-DCA	The Guardian Insurance & Annuity Company, Inc. [Contract Number]